Exhibit 99.1

News Release FOR IMMEDIATE RELEASE	General Growth Properties, Inc. 110 N. Wacker Dr. Chicago, Illinois 60606 312.960.5000 TEL 312.960.5484 FAX
CONTACT:
Tim Goebel
General Growth Properties, Inc
P: (312) 960-5199
General Growth Announces Commencement of Bondholder
Consent Solicitation
Chicago, Illinois, March 9, 2009. General Growth Properties, Inc. (NYSE:GGP) (the “Company”) announced that its subsidiary, The Rouse Company LP (“TRCLP”), launched a solicitation today to obtain consents from the holders of TRCLP’s unsecured notes (five series with an aggregate outstanding principal amount of approximately $2.25 billion at December 31, 2008) to forbear from exercising remedies with respect to various payment and other defaults under the notes through December 31, 2009.
“This is a significant step in our ongoing efforts to reach a plan with our lenders to develop a long-term solution to the Company’s maturing debt” said Adam Metz, Chief Executive Officer. “We developed this forbearance working together with the financial and legal advisors to an ad hoc committee of holders of TRCLP Notes the members of which hold, in the aggregate, approximately 41% of TRCLP Notes.
The material terms of the forbearance are as follows:
•	Consenting holders of TRCLP’s 3.625% Notes due March 15, 2009, and TRCLP’s 8% Notes due April 30, 2009, would agree to forbear from exercising their remedies with respect to TRCLP’s failure to pay such notes at scheduled maturity.

•	Consenting holders of the 3.625% Notes due March 15, 2009 and the 8% Notes due April 30, 2009, as well as of TRCLP’s 7.20% Notes due 2012, its 5.375% Notes due 2013 and its 6.75% Notes due 2013, would agree to forbear from exercising their remedies with respect to TRCLP’s failure to pay cash interest on these notes during the forbearance period (interest would continue accrue on such notes at the applicable contractual rate but will not be paid in cash and instead would be added to the principal amount of the notes).

•	Consenting holders would agree to forbear from exercising their remedies with respect to certain other potential defaults and cross-defaults under the indentures governing the TRCLP Notes.

•	Consenting holders of all series of TRCLP Notes would receive a quarterly consent fee of $0.625 in cash for each $1,000 principal amount of notes.

•	TRCLP would agree to restrictions on various actions, including restrictions on certain fundamental changes, incurrence of debt and liens, asset sales and issuances of capital stock by subsidiaries, dividends and other restricted payments and investments, transactions with affiliates, as well as limitations on certain kinds of capital expenditures.

•	TRCLP would also agree to provide the representative of the ad hoc committee with certain information, including cash flow budgets, business plans and terms sheets for a comprehensive restructuring plan (to include out-of-court and in-court restructuring alternatives) and will undertake to work with the ad hoc committee’s advisors to commence implementation of such a restructuring plan.

•	It is intended that the forbearance arrangement become effective on March 16, 2009 and would continue in effect through December 31, 2009 unless terminated early in accordance with its terms. Termination events would include certain bankruptcy events relating to TRCLP, breaches by TRCLP of its obligations under the forbearance agreement, certain cross-default events relating to other debt obligations of TRCLP and GGP, and the failure of GGP and TRCLP to reach agreement with the ad hoc committee on the terms of a comprehensive restructuring plan by the end of July 2009.

•	Conditions to the effectiveness of the forbearance arrangement include the following minimum acceptance levels for each series of the Notes: 90% for the 3.625% Notes due March 15, 2009 and the 8% Notes due April 30, 2009; 75% for the 7.20% Notes due 2012, the 5.375% Notes due 2013 and the 6.75% Notes due 2013.

•	The consent solicitation will expire at 5:00 p.m. (New York City time) on March 16, 2009, unless extended in accordance with the terms of the solicitation.
The Company noted that the forbearance agreement will not be binding on non-consenting holders, and non-consenting holders will not be entitled to receive the consent fee. The Company also stated that it does not intend to make any payments of principal or interest with respect to any TRCLP Notes, including those held by non-consenting holders, during the forbearance period, and that, non-consenting holders will continue to have whatever rights and remedies are available to them under the indentures governing the TRCLP Notes and applicable law.
The Company also stated that it was working with the lenders under its 2006 Corporate Credit Agreement ($1.99 billion term loan and $590 million revolving credit facility at December 31, 2008) to obtain an extension of the forbearance agreement currently in place with respect to that facility through December 31, 2009 on terms that are similar to those in the forbearance agreement with the holders of TRCLP Notes. It is a condition precedent to the effectiveness of the forbearance agreement for the TRCLP Notes that such a forbearance for the Corporate Credit Agreement be in place.
Notwithstanding this significant progress, GGP and TRCLP continue to be in default on substantial amounts of debt, some of which has already matured. As previously stated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as of December 31, 2008, GGP had $1.18 billion in past due debt and additional $4.09 billion of debt that could be accelerated by its lenders. This amount does not include the TRCLP notes or an additional approximately $340 million of project-level debt that has become due in March 2009. This debt, combined with credit market conditions and other risks associated with the Company’s financial difficulties (which are described in detail in the Company’s SEC filings), pose a significant threat to the Company’s liquidity. As a result, the Company has concluded that it is prudent to defer cash interest payments on its unsecured corporate debt obligations for the remainder of 2009 to provide liquidity while attempting to negotiate a consensual restructuring of its balance sheet. The consent solicitation seeking forbearance from the holders of the TRCLP Notes and the discussions with the lenders under the 2006 Corporate Credit Agreement are elements of the Company’s attempt to implement this strategy. The Company anticipates entering into discussions with its other major unsecured creditor groups, including the holders of the Company 3.98% Exchangeable Senior Notes ($1.55 billion outstanding at December 31, 2008) and the trust preferred securities issued by GGP Capital Trust I ($200 million outstanding at December 31, 2008) concerning forbearances similar to that contemplated by the consent solicitation for the TRCLP Notes in the near future if the consent solicitation is successful.
However, if the Company is unable to obtain forbearances from these creditor groups, or if substantial amounts of the Company’s debt are accelerated as a result of a default, the Company may be forced to seek protection under the Bankruptcy Code.
GGP INFORMATION/WEBSITE
General Growth is a U.S. based, publicly traded Real Estate Investment Trust. The Company currently has an ownership interest in, or management responsibility for, more than 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company Web site at www.ggp.com.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, a potential bankruptcy filing, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness and interest rates, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage our strategic and financial review and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
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This press release is not an offer of securities for sale or an offer to purchase securities or a solicitation of consents. The consent solicitation is being made by means of a Consent Solicitation Statement that may be obtained by contacting Financial Balloting Group LLC, which is acting as the Information Agent for the Consent Solicitation, at (646) 282-1800.
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